Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our auditor’s report dated June 29, 2026 relating to the audited consolidated financial statements of Modern Mining Technology Corp. as at December 31, 2025 and 2024 and for each of the two years in the period ended December 31, 2025, which is part of this Post-Qualification Amendment No. 3 to the Offering Statement (Form 1-A).

We also consent to the reference to our firm under the heading “Independent Auditors” in the Post-Qualification Amendment No. 3 to the Offering Statement.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

August 28, 2026

Toronto, Canada

MNP LLP

1 Adelaide Street East, Suite 1900, Toronto ON, M5C 2V9	1.877.251.2922 T: 416.596.1711 F: 416.596.7894